UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 19, 2015

FelCor Lodging Trust Incorporated
(Exact name of registrant as specified in its charter)

Maryland	001-14236	75-2541756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Frwy., Suite 1300 Irving, Texas	75062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(972) 444-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)
On May 19, 2015, following a stockholder vote authorizing Articles of Amendment and Restatement (the “Amended Charter”) that eliminated the classification of the Company’s Board of Directors (“Board”) and thereby permitted annual election of all directors, the Amended Charter was duly filed with the State Department of Assessments and Taxation in Maryland, at which time the Amended Charter became effective. Immediately thereafter, the Company filed Articles Supplementary (the “Articles Supplementary”) that reclassified recently redeemed shares of the Company’s 8% Series C Cumulative Redeemable Preferred Stock as authorized but unissued shares of preferred stock. The full text of the Amended Charter and the Articles Supplementary are filed, respectively, as Exhibits 3.1 and 3.2 hereto and are incorporated herein by reference.

(b)
On May 19, 2015, following a stockholder vote authorizing Articles of Amendment and Restatement that eliminated the classification of the Board and thereby permitted annual election of all directors, the Board accordingly amended Section 3(a) of the Company’s Bylaws in its entirety to provide as follows:

(a)    Subject to the provisions set forth in the Charter, the number of directors shall be fixed in such manner as may be determined by the vote of a majority of the directors then in office. Each director of the corporation elected after May 19, 2015 (the “Effective Date”) shall serve until the next annual meeting of the stockholders and until his or her successor is elected and qualifies. Each director elected prior to the Effective Date shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected and until his or her successor is elected and qualifies. A majority of the directors may elect from its members a Chairman. The Chairman, if any, shall hold this office until his successor shall have been elected.
The full text of the Company’s Bylaws is filed as Exhibit 3.3 hereto and is incorporated herein by reference.

Item 5.07    Submission of Matters to a Vote of Security Holders.
The annual meeting of stockholders of FelCor Lodging Trust Incorporated, or the Company, was held on May 19, 2015. As of our record date for the annual meeting, March 27, 2015, we had 124,871,811 shares of common stock outstanding and entitled to vote. At the annual meeting, 118,313,307 shares, or approximately 95% of the eligible voting shares, were represented either in person or by proxy.
At the meeting, the stockholders voted on the following items:

1.
Proposal 1: to elect three nominees to serve as Class III members of the Board of Directors to hold office until the 2018 annual meeting of stockholders and until their successors are elected and qualified. The nominees were elected, with shares voted as follows:

	For	Against	Withhold/Abstain	Broker Non-Votes
Glenn A. Carlin	99,208,534	989,673	16,236	18,098,864
Robert A. Mathewson	98,730,635	1,466,371	17,436	18,098,865
Richard A. Smith	98,923,198	1,273,281	17,963	18,098,865

2.
Proposal 2: to authorize amendment and restatement of the Company's charter to eliminate director classification, which would permit annual election of directors. This proposal was approved as follows:

For	Against	Withhold/Abstain	Broker Non-Votes
99,933,307	255,778	25,356	18,098,866

3.	Proposal 3: non-binding advisory vote on the 2014 compensation of the Company’s named executive officers. This proposal was approved, on a advisory basis, as follows:

For	Against	Withhold/Abstain	Broker Non-Votes
99,203,325	801,307	209,809	18,098,866

4.	Proposal 4: to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015. This proposal was approved as follows:

For	Against	Withhold/Abstain
116,366,316	1,766,302	180,689

Item 8.01    Redemption of Series C Preferred Stock.
On May 14, 2015, as previously announced, the Company redeemed all 67,500 of its outstanding shares of 8% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), together with all 6,750,000 depositary shares representing the Series C Preferred Stock, at a cash redemption price of $2,500.00 per share of Series C Preferred Stock (equivalent to $25.00 per depositary share), plus accrued and unpaid dividends up to and including the redemption date. Dividends with respect to the Series C Preferred Stock have ceased accruing, and the depositary shares representing the Series C Preferred Stock are no longer listed for trading on the New York Stock Exchange. The Company paid the redemption price for the Series C Preferred Stock and related depositary shares using a portion of the net proceeds from the Company’s recent public common stock offering.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Exhibit
3.1	Articles of Amendment and Restatement of FelCor Lodging Trust Incorporated
3.2	Articles Supplementary of FelCor Lodging Trust Incorporated
3.3	Amended and Restated Bylaws of FelCor Lodging Trust Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 20, 2015	FelCor Lodging Trust Incorporated

	By:	/s/Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
3.1	Articles of Amendment and Restatement of FelCor Lodging Trust Incorporated
3.2	Articles Supplementary of FelCor Lodging Trust Incorporated
3.3	Amended and Restated Bylaws of FelCor Lodging Trust Incorporated